As filed with the Securities and Exchange Commission on September 17, 2013
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONCURRENT COMPUTER CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2735766
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4375 River Green Parkway, Suite 100
Duluth, Georgia 30096
(Address, including zip code, of registrant’s principal executive offices)

CONCURRENT COMPUTER CORPORATION
AMENDED AND RESTATED 2001 STOCK OPTION PLAN

CONCURRENT COMPUTER CORPORATION
2011 STOCK INCENTIVE PLAN
(Full Title of the Plans)

Davina Furnish
General Counsel
Concurrent Computer Corporation
4375 River Green Parkway
Duluth, Georgia 30096
(678) 258-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPIES TO:
Keith M. Townsend
King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, Georgia 30309-3521
404-572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	658,012	$7.68	(2)	$5,053,532.16	$689.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of the Registrant’s common stock as may become issuable under the stock plans as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $7.68 per share represents the average of the high and low prices reported for the Registrant’s Common Stock on the Nasdaq Global Market on September 16, 2013.

Explanatory Note

Concurrent Computer Corporation (the “Company”) filed registration statements on Form S-8 on February 13, 2002 (File No. 333-82686),  June 20, 2005 (File No. 333-125974) and May 24, 2007 (File No. 333-143229) (collectively, the “Prior Registration Statements”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 3,000,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”),  4,000,000 shares of Common Stock, and 4,000,000 shares of Common Stock, respectively, issuable under the Concurrent Computer Corporation 2001 Stock Option Plan, as amended (the “2001 Stock Option Plan”).

The Company is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an aggregate of 658,012 additional shares of Common Stock issuable under the 2001 Stock Option Plan and the Concurrent Computer Corporation 2011 Stock Incentive Plan.  This Registration Statement incorporates by reference the contents of the Prior Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement.  In addition, the following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended June 30, 2013; and

2.	The description of our Common Stock contained in the Registration Statement on Form 8-A, dated January 23, 1986, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by our Current Report on Form 8-K, dated October 22, 2001, as further amended by our Current Report on Form 8-K, dated June 29, 2011.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 8.  Exhibits.

Exhibit	Description

5.1	Opinion of King & Spalding LLP*

10.1
Concurrent Computer Corporation Third Amended and Restated 2001 Stock Option Plan (incorporated by reference from Exhibit A to the Definitive Proxy Statement on Schedule 14A filed on September 11, 2009)

10.2	Concurrent Computer Corporation 2011 Stock Incentive Plan (incorporated by reference from Annex I to the Definitive Proxy Statement on Schedule 14A filed on September 12, 2011)

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)*
_________________________

*      Filed herewith

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Duluth, state of Georgia on this 17th day of September, 2013.

CONCURRENT COMPUTER CORPORATION

By:	/s/ Dan Mondor
Dan Mondor
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Dan Mondor and Emory Berry, acting individually, as his attorney-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 17th day of September, 2013:

Signature	Title

/s/ Steve G. Nussrallah	Chairman of the Board
Steve G. Nussrallah

/s/ Dan Mondor	President, Chief Executive Officer and Director
Dan Mondor	(Principal Executive Officer)

/s/ Emory Berry	Chief Financial Officer
Emory Berry	(Principal Financial and Accounting Officer)

/s/ Charles Blackmon	Director
Charles Blackmon

/s/ Larry L. Enterline	Director
Larry L. Enterline

/s/ C. Shelton James	Director
C. Shelton James

/s/ Robert M. Pons	Director
Robert M. Pons

/s/ Dilip Singh	Director
Dilip Singh

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of King & Spalding LLP*

10.1
Concurrent Computer Corporation Third Amended and Restated 2001 Stock Option Plan (incorporated by reference from Exhibit A to the Definitive Proxy Statement on Schedule 14A filed on September 11, 2009)

10.2	Concurrent Computer Corporation 2011 Stock Incentive Plan (incorporated by reference from Annex I to the Definitive Proxy Statement on Schedule 14A filed on September 12, 2011)

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)*
_________________________

*      Filed herewith